UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 1, 2019

FRESH DEL MONTE PRODUCE INC.

(Exact Name of Registrant as Specified in Charter)

The Cayman Islands	333-07708	N/A
(State or Other Jurisdiction of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

c/o Intertrust Corporate Services (Cayman) Limited

190 Elgin Avenue

George Town, Grand Cayman , KY1-9005

Cayman Islands

(Address of Registrant’s Principal Executive Office)

(305) 520-8400

(Registrant’s telephone number including area code)

Please send copies of notices and communications from the Securities and Exchange Commission to:

c/o Del Monte Fresh Produce Company

241 Sevilla Avenue

Coral Gables, Florida 33134

(Address of Registrant’s U.S. Executive Office)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Ordinary Shares, $0.01 Par Value Per Share	FDP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 1, 2019, Fresh Del Monte Produce Inc. (the “Company”) and certain of its subsidiaries entered into a Second Amended and Restated Credit Agreement (the “Second A&R Credit Agreement”) with the financial institutions and other lenders named therein, including Bank of America, N.A. as administrative agent and BofA Securities, Inc. as sole lead arranger and sole bookrunner. The Second A&R Credit Agreement provides for a five-year, $1.1 billion syndicated senior unsecured revolving credit facility maturing on October 1, 2024, which replaces the Company’s prior revolving credit facility, which was scheduled to expire on April 15, 2020 (the “Prior Credit Facility). Certain direct and indirect subsidiaries of the Company have guaranteed the obligations under the Second A&R Credit Agreement. The Company intends to use funds borrowed under the Second A&R Credit Agreement from time to time for general corporate purposes, working capital, capital expenditures and other investment opportunities.

Pursuant to the terms of the Second A&R Credit Agreement, amounts borrowed under the revolving credit facility accrue interest, at the Company’s election, at either (i) the Eurocurrency Rate (as defined in the Second A&R Credit Agreement) plus a margin that ranges from 1.000% to 1.500% or (ii) the Base Rate (as defined in the Second A&R Credit Agreement) plus a margin that ranges from 0% to 0.500%, in each case based on the Company’s Consolidated Leverage Ratio (as defined in the Second A&R Credit Agreement). The Second A&R Credit Agreement revised the interest rate grid to provide for five pricing levels for interest rate margins, as compared to three pricing levels in the Prior Credit Facility.

The Second A&R Credit Agreement provides for an accordion feature that permits the Company, without the consent of the other lenders, to request that one or more lenders provide it with increases in revolving credit facility or term loans up to an aggregate of $300 million (“Incremental Increases”). The aggregate amount of Incremental Increases can be further increased to the extent that after giving effect to the proposed increase in revolving credit facility commitments or term loans the Company’s Consolidated Leverage Ratio, on a pro forma basis, would not exceed 2.50 to 1. The Company’s ability to request such increases in the revolving credit facility or term loans is subject to its compliance with customary conditions set forth in the Second A&R Credit Agreement including compliance, on a pro forma basis, with the financial covenants and ratios set forth therein. Upon the Company’s request, each lender may decide, in its sole discretion, whether to increase all or a portion of its revolving credit facility commitment or provide term loans.

The Second A&R Credit Agreement provides covenants substantially the same as those contained in the prior credit agreement, except that (1) the restricted payments covenant has been revised to permit the Company to declare or pay cash dividends in any fiscal year up to an amount that does not exceed the greater of (i) an amount equal to the greater of (A) 50% of the Consolidated Net Income (as defined in the Second A&R Credit Agreement) for the immediately preceding fiscal year or (B) $25,000,000 or (ii) the greatest amount which would not cause the Consolidated Leverage Ratio (determined on a pro forma basis) to exceed 3.25 to 1.00 and (2) the restricted payments covenant has been revised to provide an annual allowance for stock repurchases to be an amount not exceeding the greater of (i) $150,000,000 in the aggregate or (ii) the amount that, after giving pro forma effect thereto and any related borrowings, will not cause the Consolidated Leverage Ratio to exceed 3.25 to 1.00. In addition, the Second A&R Credit Agreement modified certain definitions and negative covenants in the prior credit agreement to reflect the Company’s increased size and operations. All other material terms of the prior credit agreement remain unchanged.

The Company has other commercial relationships with certain parties to the Second A&R Credit Agreement. Several of the lenders or their affiliates furnish general financing and banking services to the Company.

The foregoing is a summary of the material terms and conditions of the Second A&R Credit Agreement and not a complete discussion of the document. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Second A&R Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Second Amended and Restated Credit Agreement, dated as of October 1, 2019, by and among Fresh Del Monte Produce Inc., and certain subsidiaries named therein and the lenders and agents named therein.

10.2	Second Amended and Restated Company Guaranty Agreement, dated as of October 1, 2019, between Fresh Del Monte Produce Inc. and Bank of America, N.A., as Administrative Agent.

10.3	Second Amended and Restated Subsidiary Guaranty Agreement, dated as of October 1, 2019, by and among each of the Subsidiary Guarantors and Bank of America, N.A., as Administrative Agent.

104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Fresh Del Monte Produce Inc.

Date: October 7, 2019	By:	/s/ Eduardo Bezerra
Eduardo Bezerra
Senior Vice President & Chief Financial Officer